Exhibit 4.ii.e.

THIRD AMENDMENT dated as of September 4, 2008, to the Amended and Restated Credit Agreement dated as of February 18, 2005, as amended and restated as of December 1, 2006, as amended (the “Credit Agreement”), by and among THE MOSAIC COMPANY, MOSAIC FERTILIZER, LLC, MOSAIC GLOBAL HOLDINGS INC., MOSAIC POTASH COLONSAY ULC, the Foreign Borrowing Subsidiaries party thereto, the LENDERS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Borrowers have requested that the Lenders approve amendments to certain provisions of the Credit Agreement; and

WHEREAS, the undersigned Lenders are willing, on the terms and subject to the conditions set forth herein, to approve such amendments;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and the undersigned Lenders hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement (as amended hereby).

SECTION 2. Amendment of Section 1.01. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order therein:

“Saskferco Notes Sale” means the sale of the “Subordinated Shareholders Notes” pursuant to the “Subordinated Note Purchase Agreement” (each as defined in the Saskferco Sale Agreement).

“Saskferco Shares Sale” means the sale by Saskferco Products Limited Partnership of the shares of Saskferco Products ULC pursuant to the Saskferco Sale Agreement.

“Saskferco Sale Agreement” means the Share Purchase Agreement dated July 14, 2008, between Yara International ASA, Saskferco Products Limited Partnership, Investment Saskatchewan Inc., The Mosaic Company and Saskferco Products ULC.

SECTION 3. Amendment of Section 2.11. Section 2.11 of the Credit Agreement is hereby amended by adding the following paragraph at the end of such Section:

(g) Notwithstanding the foregoing provisions of this Section 2.11, in the event of a mandatory prepayment of Term Borrowings attributable to Net Proceeds of the Saskferco Notes Sale (i) such prepayment shall be made within 10 Business

Days after such Net Proceeds are received, (ii) the Parent Borrower shall notify the Administrative Agent of such prepayment within one Business Day after such Net Proceeds are received (and the Administrative Agent shall promptly notify the Lenders thereof), (iii) any Lender may elect, by notice to the Administrative Agent at least one Business Day before the date of the prepayment, to decline all or any portion of its share of such prepayment and (iv) if any Lender so declines all or any portion of its share of such prepayment, then the amount of such prepayment allocable to each Lender that does not decline its share of such prepayment shall be applied ratably to the Loans of such Lender included in each Term Borrowing, subject to the second proviso to paragraph (e) of this Section. The other paragraphs of this Section shall apply to any such prepayment to the extent not inconsistent with this paragraph.

SECTION 4. Amendment of Section 6.02. Section 6.02(a) of the Credit Agreement is hereby amended by deleting the word “and” appearing at the end of clause (xiv) thereof, inserting “; and” at the end of clause (xv) and inserting the following after clause (xv):

(xvi) the escrow of a portion of the proceeds from the Saskferco Shares Sale as required by the Saskferco Sale Agreement.

SECTION 5. Representations and Warranties. Each of the U.S. Borrowers represents and warrants to each of the Lenders that, after giving effect to the amendments contemplated hereby, (a) the representations and warranties of the Borrowers set forth in the Loan Documents are true and correct on and as of the Amendment Effective Date and (b) no Default has occurred and is continuing.

SECTION 6. Effectiveness. This Amendment shall become effective as of the date (the “Amendment Effective Date”) when the Administrative Agent (or its counsel) shall have received (a) copies hereof that, when taken together, bear the signatures of the Borrowers and the Required Lenders and (b) to the extent invoiced, payment of all out-of-pocket expenses required to be paid or reimbursed by any Loan Party hereunder or under any other Loan Document.

SECTION 7. Applicable Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

SECTION 8. No Other Amendments. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. This Amendment shall constitute a Loan Document.

SECTION 9. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission (or any other means of electronic transmission) shall be as effective as delivery of a manually executed counterpart of this Amendment.

SECTION 10. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

SECTION 11. Expenses. The Primary Borrowers shall reimburse the Administrative Agent for its reasonable out-of-pocket expenses incurred in connection with this Amendment, including the reasonable fees and expenses of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

[Remainder of page left blank]

IN WITNESS WHEREOF, the Borrowers and the Lenders have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

THE MOSAIC COMPANY,

By
Name:
Title:

MOSAIC FERTILIZER, LLC,

By
Name:
Title:

MOSAIC GLOBAL HOLDINGS INC.,

By
Name:
Title:

MOSAIC POTASH COLONSAY ULC,

By
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By
Name:
Title:

SIGNATURE PAGE TO THIRD AMENDMENT dated as of September 4, 2008, to the Amended And Restated Credit Agreement dated as of February 18, 2005, as amended and restated as of December 1, 2006, as amended, among THE MOSAIC COMPANY, MOSAIC FERTILIZER, LLC, MOSAIC GLOBAL HOLDINGS INC., MOSAIC POTASH COLONSAY ULC, the Foreign Borrowing Subsidiaries party thereto, THE LENDERS party thereto, and JPMORGAN CHASE BANK, N.A. as Administrative Agent,

Name of Institution:

By
Name:
Title: